EXHIBIT 3
                                                                       ---------


                                   ASSIGNMENT


         THIS ASSIGNMENT dated as of December 23, 2004, is executed and delivered by NF Partners, LLC, a Delaware limited liability company ("Assignor") in favor of FireAway LLC, a Delaware limited liability company ("Assignee").

         Assignor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of Assignor's right, title and interest in and to the following instruments and agreements:

         1. Promissory Note dated March 14, 2003 in the principal amount of $82,500.00 payable by NoFire Technologies, Inc., a Delaware corporation ("NoFire") to the order of Assignor, including all accrued but outstanding interest payable thereon.

         2. Patent Security Agreement dated March 13, 2003 between NoFire, as Pledgor, and Assignor.

         3. Promissory Note dated April 3, 2003 in the principal amount of $6,311.25 payable by NoFire to the order of Assignor, including all accrued and unpaid interest thereunder.

         4. UCC-1 Financing Statement, initial filing number 3079593 3, naming Assignor, as the Secured Party, and NoFire, as the Debtor, filed on March 27, 2003 with the Delaware Department of State.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be duly executed as of the date first above written.


ASSIGNEE:                                   ASSIGNOR:

FIREAWAY LLC                                NF PARTNERS, LLC


By:  /s/ James F. Lavin                     By:  /s/ Andrew H. Tisch
     ------------------------                    ------------------------
     Name:  James F. Lavin                       Name:  Andrew H. Tisch
     Title:  Manager                             Title:  Manager